Exhibit 99.1

n e w s r e l e a s e	AVON PRODUCTS, INC. WORLD HEADQUARTERS 1 3 4 5 A V E N U E O F T H E A M E R I C A S NEW YORK, NY 10105-0196

CONTACT:

Renee Johansen

Anita Bialkowska

(212) 282-5320

AVON REPORTS THIRD-QUARTER TOTAL REVENUE UP 13%;

Beauty Sales Grew 15%; Active Representatives Up 5%

Earnings per Share Up 63% to $.52,

Including $.09 per Share Tax Benefit

NEW YORK, N.Y., October 30, 2008 — Avon Products, Inc. (NYSE:AVP) today reported that third-quarter 2008 total revenue grew 13% year over year (6% in local currency) to $2.6 billion. Sales of Beauty products rose 15%. Active Representatives increased 5%. Revenues benefitted 7% from pricing and mix, and units sold decreased 1% versus the prior-year quarter.

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Operating profit rose 33%, to $297 million from $224 million, and the company’s operating margin rose to 11.2% from 9.5% in the year-ago quarter. Net income in the third quarter 2008 was $223 million compared with $139 million in the year-ago quarter. Earnings per share were $.52 versus $.32 per share in the prior-year quarter, or 63% higher. Earnings per share in the 2008 quarter benefitted from one-time tax adjustments of $.09 per share.

Andrea Jung, chairman and CEO, commented, “Avon’s third-quarter performance reflects continued momentum of our turnaround plan. Our investments in advertising and the Representative Value Proposition (RVP) are yielding strong results. Again this quarter, growth in our Beauty sales outpaced our overall revenue growth rate. Additionally, our performance is benefitting from the savings and benefits from our restructuring program and strategic initiatives, as those programs remain on track to our longer term expectations.”

The company’s 15% growth in Beauty sales included increases in all categories: Color was up 19%, Fragrance grew 18%, Skin Care increased 9% and Personal Care rose 13%.

Beauty sales benefitted in part from a year-over-year 11% increase in advertising expense, to $106 million. Advertising supported the launch of new products, such as the Anew Rejuvenate line of skin care, U by Ungaro fragrances and Pro-To-Go lipstick, as well as Representative recruitment advertising in priority markets. Additionally, 2008’s third quarter included an incremental $21 million of costs for initiatives to improve the Representative Value Proposition.

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Third-quarter 2008 operating profit included costs associated with the company’s restructuring program of $14 million ($.02 per share after tax), versus costs of $33 million ($.05 per share after tax) related to the company’s restructuring program ($27 million) and Product Line Simplification initiative (PLS) ($6 million) in the prior-year period.

Avon reiterated that it expects to achieve annualized savings of approximately $430 million once all initiatives of its multi-year restructuring program, launched in late 2005, are fully implemented by 2011—2012. Those savings are expected to reach $270 million in 2008 and $300 million in 2009. The company anticipates costs to implement all restructuring initiatives from inception to completion to be approximately $530 million. Additionally, Avon reiterated that beginning in 2010, it expects to achieve in excess of $200 million annual benefits each from its PLS program and Strategic Sourcing Initiative for a total in excess of $400 million from these two programs and over $830 million annually from all initiatives when fully implemented.

At quarter end, Avon’s total debt had increased $313 million from the year-end level, and cash had increased $4 million. Net cash provided by operating activities was $303 million through nine months of 2008, compared with $63 million in the same period of 2007. This favorable comparison was due in large part to higher net income and improved management of inventory and accounts receivable levels. Looking forward, the company said that it continues to expect full-year 2008 cash flow from operating activities to be substantially higher than that of full-year 2007.

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Third-Quarter Regional Highlights

Latin America’s third-quarter revenue rose 25% year over year (13% in local currency). Avon said that revenue increased over 30% in Brazil, nearly 40% in Venezuela, and nearly 10% in Mexico. The region’s Active Representatives increased 4%, and units sold were flat with the prior year. Operating profit grew 44% versus the 2007 quarter, primarily due to higher revenue as well as favorable foreign exchange rates. Latin America’s third-quarter operating margin was 19.4%.

In the North America region, third-quarter revenue was 3% lower (4% lower in local currency) than the prior-year’s level. Active Representatives rose 1%. Units sold decreased 5% from prior-year levels. Sales of Beauty products were flat year over year, while sales of Beyond Beauty products declined 23%, reflecting, in large part, the general retail environment of the region. Operating profit was 29% lower than that of the 2007 quarter, primarily due to lower revenue coupled with higher input costs. The region’s operating margin was 5.1%.

In Central & Eastern Europe, third-quarter revenue rose 17% (5% in local currency). The region’s growth was driven by Russia, where revenue increased 12%, and also Ukraine, where revenue expanded 50%. The region’s Active Representatives grew 5%. Units sold increased 2%. Operating profit was 13% lower than the prior year, as the region’s revenue increase was offset by higher RVP and advertising expense and the unfavorable impact of foreign exchange on product costs. The region’s third-quarter operating margin was 15.5%.

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The Western Europe, Middle East & Africa region achieved revenue growth of 8% (6% in local currency), due in large part to continued growth in Turkey, where revenue increased over 20%, and Italy, where revenue rose nearly 30%. U.K. revenue grew 1%. Year over year, the region’s Active Representatives rose 6%. Units sold decreased 5%. Operating profit was 73% higher versus the 2007 quarter due to higher revenue. The region’s third-quarter operating margin was 5.8%.

Asia-Pacific revenue increased 6% (2% in local currency), with the Philippines contributing revenue growth of 20%. The region’s Active Representatives rose 1% year over year, while units sold increased 3% compared with the prior year. Operating profit was up 96% year over year, primarily as a result of lower overhead expenses. The region’s operating margin was 11.0%.

Revenue in China grew 25% (13% in local currency), Active Representatives were up 98%. Units sold were 5% lower. Reflecting continued strategic investment, the region reported an operating loss of $7 million versus a loss of $5 million in the 2007 period. The region’s third-quarter operating margin was (9.6)%.

Outlook

Avon reiterated its strategy to invest in both its brand and direct-selling channel to drive sustainable, profitable growth. As a result, the company continues to expect revenue growth over the long term to average mid-single digits, excluding the impact of foreign exchange.

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The company has not experienced a measurable impact on its business outside of North America from the current economic and financial crisis. While the company considers the consequences of possible deterioration in these economies and remains watchful of its business trends in these markets, it currently expects fourth-quarter 2008 local-currency revenue growth rates in these markets similar to those of the third quarter. The negative consumer environment in North America continues to weigh on Avon’s performance in that region, and the company expects that trend to further deteriorate in the fourth quarter. Additionally, recent significant movements in foreign-exchange rates, if maintained at current levels, will negatively impact fourth-quarter and full-year 2008 growth rates and operating margins. As a result, the company now expects a full-year 2008 operating margin in the range of 13%, compared with its previous expectation of an operating margin approaching 2005’s level of approximately 14%.

Avon believes that it will continue to generate strong operating cash flow. Combined with global cash balances approaching $1 billion and a single-A credit rating, this should more than enable the company to meet its financial needs.

Avon will conduct a conference call at 9:00 A.M. today to discuss the quarter’s results. The dial-in number for the call is (800) 843-2086 in the U.S. or (706) 643-1815 from non-U.S. locations (conference ID number: 67076202). The call will be webcast live at www.avoninvestor.com and can be accessed or downloaded from that site for a period of two weeks.

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Avon, the company for women, is a leading global beauty company, with over $10 billion in annual revenue. As the world’s largest direct seller, Avon markets to women in more than 100 countries through over 5.5 million independent Avon Sales Representatives. Avon’s product line includes beauty products, fashion jewelry and apparel, and features such well-recognized brand names as Avon Color, Anew, Skin-So-Soft, Advance Techniques, Avon Naturals, and Mark. Learn more about Avon and its products at www.avoncompany.com.

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CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements in this release that are not historical facts or information are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “forecast,” “plan,” “believe,” “may,” “expect,” “anticipate,” “intend,” “planned,” “potential,” “can,” “expectation” and similar expressions, or the negative of those expressions, may identify forward-looking statements. Such forward-looking statements are based on management’s reasonable current assumptions and expectations. Such forward-looking statements involve risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievement of Avon to be materially different from any future results expressed or implied by such forward-looking statements, and there can be no assurance that actual results will not differ materially from management’s expectations. Such factors include, among others, the following:

•

our ability to implement the key initiatives of and realize the operating margins and projected benefits (in the amounts and time schedules we expect) from our global business strategy, including our multi-year restructuring initiatives, product mix and pricing strategies, enterprise resource planning, customer service initiatives, product line simplification program, sales and operation planning process, strategic sourcing initiative, outsourcing strategies, zero-overhead-growth philosophy, cash flow from operations and cash management, tax, foreign currency hedging and risk management strategies;

•

our ability to realize the anticipated benefits (including our projections concerning future revenue and operating margin increases) from our multi-year restructuring initiatives or other strategic initiatives on the time schedules or in the amounts that we expect, and our plans to invest these anticipated benefits ahead of future growth;

•	the possibility of business disruption in connection with our multi-year restructuring initiatives or other strategic initiatives;
•	our ability to realize sustainable growth from our investments in our brand and the direct selling channel;
•

a general economic downturn or recession in one or more of our geographic regions, such as North America, and the ability of our broad-based geographic portfolio to withstand an economic downturn or recession in one or more particular regions;

•	the inventory obsolescence and other costs associated with our product line simplification program;
•	our ability to effectively implement initiatives to reduce inventory levels in the time period and in the amounts we expect;
•	our ability to achieve growth objectives or maintain rates of growth, particularly in our largest markets and developing and emerging markets;

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•

our ability to successfully identify new business opportunities and identify and analyze acquisition candidates, and our ability to negotiate and consummate acquisitions as well as to successfully integrate or manage any acquired business;

•	the effect of political, legal and regulatory risks, as well as foreign exchange or other restrictions, imposed on us, our operations or our Representatives by governmental entities;
•

our ability to successfully transition our business in China in connection with the resumption of direct selling in that market, our ability to operate using the direct selling model permitted in that market and our ability to retain and increase the number of Active Representatives there over a sustained period of time;

•

the effect of economic factors, including inflation and fluctuations in interest rates and currency exchange rates, and the potential effect of such fluctuations on revenues, expenses and resulting margins;

•	general economic and business conditions in our markets, including social, economic and political uncertainties in Latin America, China, Asia Pacific, Central and Eastern Europe and the Middle East;
•	any consequences of the internal investigation of our China operations;
•

information technology systems outages, disruption in our supply chain or manufacturing and distribution operations, or other sudden disruption in business operations beyond our control as a result of events such as acts of terrorism or war, natural disasters, pandemic situations and large scale power outages;

•	the risk of product or ingredient shortages resulting from our concentration of sourcing in fewer suppliers;
•	the quality, safety and efficacy of our products;
•	the success of our research and development activities;
•	our ability to attract and retain key personnel and executives;
•

competitive uncertainties in our markets, including competition from companies in the cosmetics, fragrances, skin care and toiletries industry, some of which are larger than we are and have greater resources;

•

our ability to implement our Sales Leadership program globally, to generate Representative activity, to increase Representative productivity, to improve Internet-based tools for our Representatives, and to compete with other direct selling organizations to recruit, retain and service Representatives;

•

the impact of the seasonal nature of our business, adverse effect of rising energy, commodity and raw material prices, changes in market trends, purchasing habits of our consumers and changes in consumer preferences, particularly given the global nature of our business and the conduct of our business in primarily one channel;

•

our ability to continue to help offset higher commodity costs through the savings and benefits from our strategic initiatives, strategic price increases and holding cost growth below our revenue growth;

•	our ability to protect our intellectual property rights;
•	the risk of an adverse outcome in our material pending and future litigations;
•	our ratings and our access to financing and ability to secure financing at attractive rates; and
•	the impact of possible pension funding obligations, increased pension expense and any changes in pension regulations or interpretations thereof on our cash flow and results of operations.

Additional information identifying such factors is contained in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the U.S. Securities and Exchange Commission. We undertake no obligation to update any such forward-looking statements.

AVON PRODUCTS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In millions, except per share data)

	Three months ended September 30		Percent Change	Nine months ended September 30		Percent Change
	2008	2007		2008	2007
Net sales	$2,618.7	$2,326.1	13%	$7,807.6	$6,795.8	15%
Other revenue	26.0	23.0		74.9	67.4

Total revenue	2,644.7	2,349.1	13%	7,882.5	6,863.2	15%

Cost of sales (1)	975.0	889.0		2,892.1	2,642.6
Selling, general and administrative expenses (1)	1,372.6	1,236.6		4,023.2	3,572.4

Operating profit	297.1	223.5	33%	967.2	648.2	49%

Interest expense	24.6	29.2		76.8	83.8
Interest income	(10.1)	(10.2)		(27.9)	(32.8)
Other expense (income), net	3.4	(3.2)		16.1	(1.4)

Total other expenses	17.9	15.8		65.0	49.6

Income before taxes and minority interest	279.2	207.7	34%	902.2	598.6	51%
Income taxes (2)	54.5	68.6		254.3	195.2

Income before minority interest	224.7	139.1		647.9	403.4
Minority interest	(2.1)	0.0		(5.0)	(1.6)

Net income	$222.6	$139.1	60%	$642.9	$401.8	60%

Earnings per share:
Basic	$.52	$.32	63%	$1.51	$.92	64%

Diluted	$.52	$.32	63%	$1.49	$.92	62%

Average shares outstanding:
Basic	425.74	430.03		426.36	435.13
Diluted	429.75	433.03		430.14	438.38

(1)	For the three and nine months ended September 30, 2008, costs to implement restructuring initiatives impacted cost of sales by $2.6, and $2.9, respectively, and selling, general and administrative expenses by $11.8 and $50.3, respectively. For the three and nine months ended September 30, 2007, costs to implement restructuring initiatives impacted cost of sales by ($0.4) and $0.3, respectively, and selling, general and administrative expenses by $27.6 and $57.1, respectively.

(2)	For the three and nine months ended September 30, 2008, income taxes includes net favorable impacts of $38.0 resulting from an audit settlement, which was partially offset by the establishment of a valuation allowance against deferred tax assets relating to loss carryforwards.

AVON PRODUCTS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In millions)

	Sep 30 2008	Dec 31 2007
Cash, including cash equivalents	$967.0	$963.4
Accounts receivable, net	704.4	795.0
Inventories	1,236.8	1,041.8
Prepaid expenses and other	898.1	715.2

Total current assets	3,806.3	3,515.4

Property, plant and equipment, net	1,372.1	1,278.2
Other assets	950.2	922.6

Total assets	6,128.6	5,716.2

Debt maturing within one year	732.4	929.5
Accounts payable	728.8	800.3
Other current liabilities	1,186.7	1,323.6

Total current liabilities	2,647.9	3,053.4

Long-term debt	1,677.7	1,167.9
Other non-current liabilities	743.8	783.3

Total shareholders’ equity	1,059.2	711.6

Total liabilities and shareholders’ equity	$6,128.6	$5,716.2

AVON PRODUCTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In millions)

	Nine Months Ended September 30
	2008	2007
Cash Flows from Operating Activities:
Net income	$642.9	$401.8
Depreciation and amortization	143.0	126.9
Provision for doubtful accounts	149.1	113.9
Provision for obsolescence	54.2	152.6
Share-based compensation	46.5	48.1
Deferred income taxes	8.7	(8.1)
Other	33.1	27.4

Changes in assets and liabilities:
Accounts receivable	(63.8)	(122.5)
Inventories	(262.6)	(426.4)
Prepaid expenses and other	(183.5)	(80.8)
Accounts payable and accrued liabilities	(178.8)	13.4
Income and other taxes	(49.2)	(61.4)
Noncurrent assets and liabilities	(36.9)	(122.0)

Net cash provided by operating activities	302.7	62.9

Cash Flows from Investing Activities:
Capital expenditures	(238.3)	(139.9)
Disposal of assets	8.5	10.3
Other investing activities	(33.8)	(20.2)

Net cash used by investing activities	(263.6)	(149.8)

Cash Flows from Financing Activities:
Cash dividends	(262.3)	(244.4)
Total debt, net change	294.9	422.8
Repurchase of common stock	(171.4)	(555.7)
Proceeds from exercise of stock options, net of excess tax benefits	93.1	64.8

Net cash used by financing activities	(45.7)	(312.5)

Effect of exchange rate changes on cash and cash equivalents	10.2	41.0

Net increase (decrease) in cash and cash equivalents	$3.6	$(358.4)

AVON PRODUCTS, INC.

SUPPLEMENTAL SCHEDULE

(Unaudited)

(In millions)

THREE MONTHS ENDED 9/30/08

REGIONAL RESULTS

$ in Millions	Total Revenue US$		Total Revenue in Local Currency	Operating Profit US$		Op. Margin	Units	Active Reps
	% var. vs 3Q07		% var. vs 3Q07	% var. vs 3Q07		2008 percent	% var. vs 3Q07	% var. vs 3Q07
Latin America	$1,064.8	25%	13%	$207.1	44%	19.4%	0%	4%
North America (1)	584.5	-3	-4	29.9	-29	5.1	-5	1
Central & Eastern Europe	382.4	17	5	59.3	-13	15.5	2	5
Western Europe, Middle East & Africa	315.8	8	6	18.3	73	5.8	-5	6
Asia Pacific	221.4	6	2	24.3	96	11.0	3	1
China	75.8	25	13	(7.3)	-52	-9.6	-5	98
Total from Operations	2,644.7	13	6	331.6	22	12.5	-1	5
Global Expenses	—	—	—	(34.5)	29	—	—	—
Consolidated (1)	$2,644.7	13%	6%	$297.1	33%	11.2%	-1%	5%

CATEGORY SALES (US$)

	Consolidated
	% var. vs 3Q07
Beauty (cosmetics/fragrances/skin care/toiletries)	$1,905.3	15%
Beauty Plus (fashion jewelry/watches/apparel/accessories)	474.4	10
Beyond Beauty (home products/gift and decorative products)	239.0	1

Net Sales	$2,618.7	13%
Other Revenue	26.0	13

Total Revenue	$2,644.7	13%

NINE MONTHS ENDED 9/30/08

REGIONAL RESULTS

$ in Millions	Total Revenue US$		Total Revenue in Local Currency	Operating Profit US$		Op. Margin	Units	Active Reps
	% var. vs 9M07		% var. vs 9M07	% var. vs 9M07		2008 percent	% var. vs 9M07	% var. vs 9M07
Latin America	$2,939.8	27%	15%	$515.2	49%	17.5%	4%	7%
North America (1)	1,811.4	-2	-3	169.0	5	9.3	-3	3
Central & Eastern Europe (2)	1,236.6	21	8	244.0	27	19.7	7	17
Western Europe, Middle East & Africa	987.4	13	7	79.5	*	8.1	0	4
Asia Pacific	666.0	9	0	74.8	51	11.2	1	3
China	241.3	24	13	(1.6)	59	-0.7	7	75
Total from Operations	7,882.5	15	7	1,080.9	38	13.7	2	9
Global Expenses	—	—	—	(113.7)	16	—	—	—
Consolidated (1) (2)	$7,882.5	15%	7%	$967.2	49%	12.3%	2%	9%

CATEGORY SALES (US$)

	Consolidated
	% var. vs 9M07
Beauty (cosmetics/fragrances/skin care/toiletries)	$5,646.0	17%
Beauty Plus (fashion jewelry/watches/apparel/accessories)	1,464.9	12
Beyond Beauty (home products/gift and decorative products)	696.7	6

Net Sales	$7,807.6	15%
Other Revenue	74.9	11

Total Revenue	$7,882.5	15%

*	Calculation not meaningful

(1)	North America Active Representative growth benefitted from increased ordering opportunities in Canada as a result of a move from a three-week campaign cycle to a two-week campaign cycle beginning in the second quarter of 2008.

(2)	Central & Eastern Europe Active Representative growth during the first half of 2008 benefitted from increased ordering opportunities as a result of a move from a four-week campaign cycle to a three-week campaign cycle in the second half of 2007.